Exhibit 99.1

Daniel Cravens
817-931-3423
Investor.relations@aa.com

FOR RELEASE: Tuesday, April 8, 2014

AMERICAN AIRLINES GROUP REPORTS MARCH TRAFFIC RESULTS

FORT WORTH, Texas—American Airlines Group (NASDAQ: AAL) today reported March 2014 and year-to-date traffic results.

American Airlines Group’s total revenue passenger miles (RPMs) for the month were 18.5 billion, up 0.9 percent versus March 2013. Total capacity was 22.6 billion available seat miles (ASMs), up 2.9 percent versus March 2013. Total passenger load factor was 81.8 percent for the month of March, down 1.6 points versus March 2013.

As previously disclosed, the company’s operations were significantly impacted by severe weather at its hubs in Charlotte, Chicago, Dallas/Fort Worth, New York, Philadelphia, and Washington, D.C. In total, the company canceled more than 34,000 flights in the first quarter. The company estimates these weather-related cancellations reduced first quarter revenue by approximately $115 million and reduced first quarter operating profit by approximately $60 million. The company now expects its first quarter operating margin to be approximately 5 percent to 7 percent.

The company expects first quarter 2014 PRASM to be up approximately 2.5 percent to 3.5 percent versus the same period last year. For more financial forecasting detail, please refer to the company’s investor relations update also filed this morning on SEC Form 8-K.

The following summarizes American Airlines Group traffic results for the month and year-to-date ended March 31, 2014 and 2013, consisting of mainline-operated flights, wholly owned regional subsidiaries and operating results from capacity purchase agreements.

The company believes it is more meaningful to compare year-over-year results for American Airlines and US Airways on a combined basis. Accordingly, the traffic results provided above and in the enclosed table combine the traffic results for AMR Corporation and US Airways Group for all periods presented. See the accompanying notes for further explanation of this presentation.

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American Airlines Group Reports March Traffic Results

April 8, 2014

American Airlines Group Traffic Results

	March (a)				Year to Date (a)
	2014	2013	Change		2014	2013	Change
Revenue Passenger Miles (000)
Domestic	11,085,270	10,865,032	2.0%		30,175,740	29,661,271	1.7%
Atlantic	2,020,403	2,056,022	(1.7)%		5,264,254	5,119,186	2.8%
Latin America	2,923,146	2,957,705	(1.2)%		8,682,562	8,490,042	2.3%
Pacific	587,576	634,216	(7.4)%		1,705,092	1,753,358	(2.8)%

International	5,531,125	5,647,943	(2.1)%		15,651,908	15,362,586	1.9%

Mainline	16,616,395	16,512,975	0.6%		45,827,648	45,023,857	1.8%
Regional	1,888,546	1,824,808	3.5%		5,058,463	4,996,829	1.2%

Total Revenue Passenger Miles	18,504,941	18,337,783	0.9%		50,886,111	50,020,686	1.7%

Available Seat Miles (000)
Domestic	12,883,759	12,634,759	2.0%		35,989,458	35,630,893	1.0%
Atlantic	2,727,172	2,478,430	10.0%		7,405,158	6,838,142	8.3%
Latin America	3,899,861	3,706,499	5.2%		11,357,538	10,696,673	6.2%
Pacific	728,305	779,012	(6.5)%		2,078,866	2,188,185	(5.0)%

International	7,355,338	6,963,941	5.6%		20,841,562	19,723,000	5.7%

Mainline	20,239,097	19,598,700	3.3%		56,831,020	55,353,893	2.7%
Regional	2,376,354	2,384,873	(0.4)%		6,561,052	6,774,669	(3.2)%

Total Available Seat Miles	22,615,451	21,983,573	2.9%		63,392,072	62,128,562	2.0%

Load Factor (%)
Domestic	86.0	86.0	—	pts	83.8	83.2	0.6	pts
Atlantic	74.1	83.0	(8.9	)pts	71.1	74.9	(3.8	)pts
Latin America	75.0	79.8	(4.8	)pts	76.4	79.4	(3.0	)pts
Pacific	80.7	81.4	(0.7	)pts	82.0	80.1	1.9	pts
International	75.2	81.1	(5.9	)pts	75.1	77.9	(2.8	)pts
Mainline	82.1	84.3	(2.2	)pts	80.6	81.3	(0.7	)pts
Regional	79.5	76.5	3.0	pts	77.1	73.8	3.3	pts
Total Load Factor	81.8	83.4	(1.6	)pts	80.3	80.5	(0.2	)pts

Enplanements
Mainline	12,706,484	12,595,083	0.9%		34,843,071	34,433,653	1.2%
Regional	4,399,130	4,223,310	4.2%		11,708,618	11,667,208	0.4%

Total Enplanements	17,105,614	16,818,393	1.7%		46,551,689	46,100,861	1.0%

System Cargo Ton Miles (000)	213,404	191,830	11.2%		560,736	500,390	12.1%

(a)	Represents the combined traffic results of American and US Airways. For further information regarding the methodology used to produce combined historical results, please see our earnings press release dated January 28, 2014 which can be found at http://www.sec.gov/Archives/edgar/data/4515/000119312514023249/d662869d8k.htm.

Notes:

1)	Canada, Puerto Rico and U.S. Virgin Islands are included in the domestic results.
2)	Latin America numbers include the Caribbean.
3)	Regional includes wholly owned subsidiaries and operating results from capacity purchase carriers.

American Airlines Group Reports March Traffic Results

April 8, 2014

About American Airlines Group

American Airlines Group (NASDAQ: AAL) is the holding company for American Airlines and US Airways. Together with American Eagle and US Airways Express, the airlines operate an average of nearly 6,700 flights per day to 339 destinations in 54 countries from its hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. The American Airlines AAdvantage and US Airways Dividend Miles programs allow members to earn and redeem miles for travel and everyday purchases as well as flight upgrades, vacation packages, car rentals, hotel stays and other retail products. American is a founding member of the oneworld® alliance, whose members and members-elect serve nearly 1,000 destinations with 14,250 daily flights to 150 countries. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines, and follow US Airways on Twitter @USAirways and at Facebook.com/USAirways.

Cautionary Statement Regarding Forward-Looking Statements and Information

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about the estimated impact of the severe weather in the first quarter, the expected first quarter operating margin and the expected increase in PRASM, and other statements that are not historical facts. These forward-looking statements are based on the current objectives, beliefs and expectations of American Airlines Group Inc. (formerly named AMR Corporation) (the “Company”), and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the limitations of the Company’s

American Airlines Group Reports March Traffic Results

April 8, 2014

historical consolidated financial information, which is not directly comparable to its financial information for prior or future periods; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation to which the airline industry is subject; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; costs of ongoing data security compliance requirements and the impact of any significant data security breach; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of several lawsuits that were filed in connection with the merger transaction with US Airways Group, Inc. and remain pending; an inability to use NOL carryforwards; any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Certificate of Incorporation and Bylaws that limit foreign owners’ ability to vote and own its equity interests, including its common stock, its preferred stock and convertible notes; the effect of limitations in the Company’s Certificate of Incorporation

American Airlines Group Reports March Traffic Results

April 8, 2014

on acquisitions and dispositions of its common stock designed to protect its NOL carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the filings of US Airways Group, Inc. and the Company with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

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